Exhibit 8.1

DLA Piper LLP (US)
1251 Avenue of the Americas, 27th Floor
New York, New York 10020-1104
www.dlapiper.com

T 212.335.4500
F 212.335.4501

November 4, 2024

Phyllis W. Newhouse

Chief Executive Officer

ShoulderUp Technology Acquisition Corp.

125 Townpark Drive, Suite 300

Kennesaw, GA 30144

Ladies and Gentlemen:

We have acted as special tax counsel to ShoulderUp Technology Acquisition Corp.(“Company”) in connection with the Business Combination Agreement (the “Business Combination Agreement”), dated as of March 18, 2024, by and among the Company,  CID HoldCo, Inc., a Delaware corporation and wholly-owned subsidiary of SUAC (“Holdings”), ShoulderUp Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings, SEI Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings, and SEE ID, Inc., a Nevada corporation . This opinion is being delivered in connection with the registration statement on Form S-4, filed with the U.S. Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”) of the Company, including the proxy statement/prospectus forming a part thereof (the “Proxy Statement/Prospectus”), relating to the transactions contemplated by the Business Combination Agreement. Capitalized terms not defined herein have the meanings specified in the Business Combination Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, and warranties contained in (i) the Business Combination Agreement (including any Exhibits thereto), (ii) the Registration Statement and the Proxy Statement/Prospectus, and (iii) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.	The Business Combination will be consummated in the manner contemplated by, and in accordance with the provisions of, the Business Combination Agreement, the Registration Statement, and the Proxy Statement/Prospectus, and the Business Combination will be effective under the laws of the State of Delaware;

3.	All factual statements, descriptions, and representations contained in any of the documents referred to herein or otherwise made to us are true, complete, and correct in all respects and will remain true, complete, and correct in all respects up to and including the Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions, or representations or which make any such factual statements, descriptions, or representations untrue, incomplete, or incorrect at the Effective Time;

November 4, 2024

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4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete, and correct in all respects and will continue to be true, complete, and correct in all respects at all times up to and including the Effective, without such qualification; and

5.	The parties have complied with and, if applicable, will continue to comply with the covenants contained in the Business Combination Agreement, the Registration Statement, and the Proxy Statement/Prospectus.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, the Merger should qualify as a non-recognition transaction pursuant to Section 351(a) of the Code. Our opinion is rendered at “should” and not “will” comfort because the determination of whether the “transferee” in a Section 351 transaction is a so called “investment company” for purposes of Section 351(e) of the Code is inherently factual and will depend on circumstances at the time of closing.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below.

1.	This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Code, judicial decisions, administrative regulations, and published rulings and procedures, but does not address all of the United States federal income tax consequences of the Business Combination. We express no opinion as to United States federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws. In addition, this opinion is being delivered prior to the consummation of the Business Combination and therefore is prospective and dependent on future events.

2.	No opinion is expressed as to any transaction other than the Business Combination as described in the Business Combination Agreement, or to any transaction whatsoever, including the Business Combination, if, to the extent relevant to our opinion, either all the transactions described in the Business Combination Agreement are not consummated in accordance with the terms of the Business Combination Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties, and assumptions upon which we have relied are not true and accurate at all relevant times.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

DLA Piper LLP (US)

/s/ DLA Piper LLP (US)